Exhibit 99.1

COMPANY CONTACT

Chris King
(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, APRIL 18, 2011

DIAMONDROCK RAISES $100 MILLION THROUGH SECURED FINANCING ON THE HILTON MINNEAPOLIS

BETHESDA, MD, April 18, 2011 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has closed on a new $100 million loan (the “Loan”). The Loan is limited recourse and secured by a mortgage on the Hilton Minneapolis. The Loan has a 10-year term, bears interest at an annual fixed rate of 5.464% and will amortize on a 25-year schedule. The Company acquired the Hilton Minneapolis in June 2010 for approximately $157 million and the hotel was previously unencumbered by debt.

“The $100 million in cash proceeds from this loan bolsters the Company’s already strong cash position and further positions DiamondRock to be a preferred buyer in this hotel acquisition market. At the mid-point of our guidance, we project to have over $300 million of cash available for acquisitions in 2011, not including any incremental debt. The Company will continue to focus on the attractive pipeline of acquisition opportunities on the market,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

About the Company

DiamondRock Hospitality Company is a leading self-advised real estate investment trust (REIT) that is an owner of premium hotel properties throughout the United States. The Company owns 23 hotels with over 10,700 rooms and holds the senior loan on a 443-room hotel. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; our ability to complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.